Exhibit 99.1

www.casipharmaceuticals.com

CASI PHARMACEUTICALS ENTERS INTO SUBLICENSE AGREEMENT

WITH TIANSHI PHARMACEUTICALS FOR

ANTI-CD38 MONOCLONAL ANTIBODY (MAB) CID-103 IN AUTOIMMUNE FIELD

~ CASI to receive upfront payment of $10 million in two installments ~

~ CASI through its wholly-owned PRC subsidiary, will hold 15% equity of TIANSHI ~

ROCKVILLE, MD. and BEIJING, China (May 24, 2022) CASI Pharmaceuticals, Inc. (NASDAQ: CASI), a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products, today announced the signing of a Sublicense Agreement with Beijing Tianshi Tongda Pharmaceuticals Technology Co., Ltd., (“TIANSHI”) a clinical stage pharmaceutical company organized and existing under the laws of the People’s Republic of China (“PRC”). The Sublicense Agreement grants TIANSHI an exclusive, perpetual, worldwide license for the investigational anti-CD38 monoclonal antibody (Mab), CID-103, in the treatment, prevention, and diagnosis of autoimmune diseases, conditions, and disorders in humans.

Under the terms of the agreement, CASI shall maintain the exclusive commercialization and co-marketing rights of CID-103 in autoimmune indications and book all revenue in the United States. CASI has the co-commercial rights in autoimmune-derived hematology and oncology indications of CID-103 in China, but not obligated to co-commercialize those programs.

As part of the agreement, TIANSHI agreed to pay CASI a $10 million upfront payment in two installments, as well as certain future milestone and royalty payments. Following the execution of this agreement, TIANSHI will complete its first equity financing. Upon completion of such equity financing, CASI, through its wholly-owned PRC subsidiary, will hold 15% equity of TIANSHI, which is expected to receive 120 million RMB from two venture capital investors and 20 million RMB from CASI Pharmaceuticals (China) Co., Ltd.

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, commented, “Recent research reveals that anti-CD38 antibodies can play a role in the treatment of diseases beyond hematological malignancies, which include pathologic antibody-mediated autoimmune diseases. We are excited by this development and potential opportunity to maximize the clinical usefulness of CID-103. We are pleased to have entered this agreement with TIANSHI, which may benefit more patients and allow CASI to maintain its focus on the hematology-oncology space.”

Dr. He continued, “CASI is a company with a high entrepreneurial spirit. We have a unique business model and equity investment philosophy. This transaction demonstrates our commitment to our business partners and patients. In addition to sublicense agreement, CASI entered into an investment agreement with TIANSHI. CASI will subscribe to 15% of TIANSHI’s equity at the price of 20 million RMB (approx. $3 million) because we firmly believe that with the implementation of precision diagnostics, treatment of autoimmune disorders with innovative medicines has a bright prospect. The sublicense agreement and equity investment in TIANSHI are mutually beneficial for both parties, and we anticipate the positive clinical results of CID-103 in both multiple myeloma and autoimmune disease fields.”

About CID-103 (Anti-CD38 Mab)

CID-103 is a fully human IgG1 anti-CD38 monoclonal antibody that recognizes a unique epitope on CD38. It was engineered to have strong activity against CD38 malignant cells and to reduce certain safety issues observed with existing treatments. Preclinical data of CID-103 demonstrates enhanced activity against a broad array of malignancies which express CD38 and demonstrates a better preclinical safety profile when compared to other CD38 mAbs. These attributes offer the potential for accelerated development and regulatory review, including rapid advancement into earlier lines of therapy.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing, and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the Greater China market, leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd., located in Beijing, China. The Company has built a commercial team of more than 100 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

COMPANY CONTACT: Rui Zhang CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Xuan Yang Solebury Trout 646.378.2975 xyang@soleburytrout.com

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